Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com
FOR IMMEDIATE RELEASE
June 30, 2009
Oxford Industries Announces Completion of Offering of $150 Million
Senior Secured Notes Due 2015
— Accepts 86.68% of 8 7/8% Senior Unsecured Notes Due 2011 Received by Early Tender Deadline —
ATLANTA, GA. — Oxford Industries, Inc. (NYSE:OXM) announced today the completion of a private offering of $150 million aggregate principal amount of 11.375% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The net proceeds from the sale of the Senior Secured Notes, together with borrowings under the Company’s domestic revolving credit facility, will be used to fund the repurchase, repayment or discharge of all of the $166,805,000 aggregate principal amount of the Company’s 8 7/8% Senior Unsecured Notes due 2011 (the “2011 Notes”) outstanding for which it is currently conducting a previously announced tender offer.
The Senior Secured Notes are guaranteed on a senior basis by all of the Company’s existing domestic subsidiaries that currently guarantee obligations under the Company’s domestic revolving credit facility. The Senior Secured Notes are generally secured on a first-priority basis by a lien on the U.S. registered trademarks and certain related rights of the Company and its guarantor subsidiaries and a second-priority security interest on the assets that secure the Company’s domestic revolving credit facility.
The Senior Secured Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act or any state securities laws. Therefore, the Senior Secured Notes may not be offered or sold in the United States absent registration or applicable exemption from such registration requirements.
The Company also announced today that it has accepted for payment, and has paid for, $144,584,000 in aggregate principal amount of the 2011 Notes, representing approximately 86.68% of the previously outstanding principal amount of the 2011 Notes, tendered pursuant to the Company’s previously announced offer to purchase any and all of the 2011 Notes (the “Offer”). The Offer remains open and will expire at 12:00 midnight, New York City time, on July 13, 2009 (the “Expiration Date”). Any additional 2011 Notes tendered prior to the Expiration Date are currently expected to be accepted for payment on July 14, 2009 at a price of $970 per $1,000 principal amount of the 2011 Notes validly tendered. The terms and conditions of the Offer are set forth in the Offer to Purchase dated June 15, 2009. Oxford may amend, extend or, subject to certain conditions, terminate the Offer.
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Oxford has retained Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc. as the dealer managers in connection with the Offer. Questions regarding the Offer and requests for documents may be directed to Banc of America Securities LLC, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect) and SunTrust Robinson Humphrey, Inc., Debt Advisory Services, at (404) 813-8107. Copies of the Offer to Purchase can also be obtained from the information agent, Global Bondholder Services Corporation, at (866) 795-2200 (U.S. toll-free) and (212) 430-3774 (collect).
This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor shall it constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The Offer is being made solely pursuant to the Offer to Purchase.
About Oxford Industries, Inc.
Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.
Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.
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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the duration and severity of the current economic conditions and the impact on consumer demand and spending, access to capital and/or credit markets, particularly in light of recent conditions in those markets, on our liquidity and those of our customers, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors contained in our Annual Report on Form 10-K for fiscal 2008 and those described from time to time in our future reports filed with the SEC.
We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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